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                                  EXHIBIT 21
                                 SUBSIDIARIES

1   Wholly owned subsidiary of First Mariner Bancorp
    First Mariner Bank
    Mariner Capital Trust

2   Wholly owned subsidiary of First Mariner Bank
    First Mariner Mortgage Corporation
    Compass Properties, Inc.
    First Mariner Investment Corp.
    FMB Holdings, Inc.